Exhibit 99.1

Alexandria Real Estate Equities, Inc. Appoints Daniel J. Ryan as Co-Chief Investment Officer

PASADENA, Calif., May 23, 2018 — Alexandria Real Estate Equities, Inc. (NYSE: ARE), an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, today announced that its board of directors has appointed Daniel J. Ryan as co-chief investment officer, effective immediately. As co-chief investment officer, Mr. Ryan will be jointly responsible with Peter M. Moglia for overseeing the company’s strategic growth. He will also continue in his role as regional market director of San Diego.

“We are thrilled to recognize Dan’s vast contributions to our success by broadening his role to include serving as co-chief investment officer of our mission-driven company,” said Joel S. Marcus, executive chairman and founder of Alexandria Real Estate Equities, Inc. “He is a leading innovator in the creation of sustainable and creative campuses, and his extensive industry expertise makes him an outstanding partner to share this role with Peter.”

With over 30 years of commercial real estate experience and almost two decades of life science real estate experience, Mr. Ryan is known for being forward thinking, prioritizing value-creation projects and attracting and nurturing partnerships with innovative tenants. He joined Alexandria in 2010, when Alexandria acquired Veralliance Properties, Inc., a San Diego-based corporate real estate company that Mr. Ryan founded in 2002 and for which he served as chief executive officer. For Alexandria, Mr. Ryan has been responsible for the management of the San Diego asset base and operations and has led the growth and transformation of the region, tripling its footprint to nearly 5 million RSF (including development projects) and increasing its annual rental revenue by more than 300 percent as of the end of 1Q18.

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE: ARE), an S&P 500® company, is an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with a total market capitalization of $17.9 billion and an asset base in North America of 30.2 million SF as of March 31, 2018. The asset base in North America includes 20.8 million RSF of operating properties and 3.5 million RSF of development and redevelopment of new Class A properties currently undergoing construction and pre-construction activities with target delivery dates ranging from 2018 through 2020. Additionally, the asset base in North America includes 5.9 million SF of intermediate-term and future development projects, including 3.6 million SF of intermediate-term development projects. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle Park. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. Alexandria also provides strategic capital to transformative life science and technology companies through its venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns and greater long-term asset value. For additional information, please visit www.are.com.

CONTACT: Sara Kabakoff, Senior Manager — Corporate Communications, (626) 788-5578, skabakoff@are.com

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